Exhibit 99.1
Park Sterling Corporation Announces
Fourth Quarter and Full Year 2010 Results
Charlotte, NC — January 19, 2011 — Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the three months and year ended December 31, 2010. Highlights for the quarter and for the year include:
Fourth Quarter Highlights:
•	Net interest income increased 7% compared to both the third quarter of 2010 and the fourth quarter of 2009

•	Average earning assets grew 16% compared to the third quarter of 2010, and 36% compared to the fourth quarter of 2009

•	Net interest margin (tax equivalent) of 2.52%, a decrease of 22 basis points compared to the third quarter of 2010 and 68 basis points compared to the fourth quarter of 2009

•	Nonperforming assets increased $28.6 million compared to the third quarter of 2010 to $43.4 million, or 7.04% of total assets

•	Provision for loan losses increased $2.1 million to $8.2 million compared to the third quarter of 2010 related to the effects of extended economic weakness on the loan portfolio

•	Net charge-offs increased $7.0 million compared to the third quarter of 2010 to $9.0 million

•	Capital levels remain strong as tangible common equity as a percentage of tangible assets decreased slightly to 28.75% from 29.06% in the third quarter of 2010

•
Net loss of $4.5 million, or $0.16 per diluted share, compared to a net loss of $3.7 million, or $0.23 per diluted share, in the third quarter of 2010 and net income of $118,000, or $0.02 per diluted share, in the fourth quarter of 2009

Full Year Highlights:
•	Successfully completed public offering generating $140.2 million in net proceeds, positioning Park Sterling well to take advantage of consolidation opportunities in the Carolinas and Virginia

•	Expanded management team and reconstituted board of directors

•	Implemented new operating strategy whereby Park Sterling seeks to reach a consolidated asset size between $8 billion and $10 billion over the next several years through acquisitions and organic growth

•	Refined loan loss allowance methodology resulting in more comprehensive analysis of potential loan losses

•	Net loss of $7.9 million, or $0.58 per diluted share, compared to net income of $577,000, or $0.12 per diluted share, for the year ended December 31, 2009
“During the fourth quarter of 2010, we continued reviewing our loan portfolio, with a particular emphasis on our higher risk (lower internal grade) exposures in light of the continued economic downturn that persists across North Carolina and shifting borrower behaviors,” said Jim Cherry, Chief Executive Officer. “This process intensified in the fourth quarter. As a result of this extensive review, we prudently added $28.8 million to our nonperforming loans, and charged off $9.0 million. This was a purposeful exercise that positions us to better pursue our strategy of acquiring regional and community banks in the Carolinas and Virginia as well as growing organically. Out of the $42.1 million in nonperforming loans, approximately $23.0 million continue to pay according to agreed upon terms. We believe that our actions were appropriate in the face of the current economic environment. As we saw last quarter, the shift in customer behavior and capacity, whereby borrowers who were once strong with solid liquidity and equity are now becoming increasingly stressed, has expanded as the downturn continues.

Even with this increase in nonperforming loans and charge-offs in the fourth quarter, we are executing on our growth strategy. We started 2011 by bringing on Emory Ware, a banker with 25 years of operating experience in South Carolina, as our South Carolina Market President to lead our expansion into the Charleston, Greenville/Spartanburg, and Columbia, South Carolina markets. We also continue to have an active pipeline of potential partner banks in all three of our target markets, and are confident in our ability to achieve our objectives.”
Fourth Quarter 2010 Financial Highlights
Asset Quality
Nonperforming loans increased to $42.1 million, or 10.53% of total loans, compared to $13.4 million, or 3.36% of total loans, as of September 30, 2010. Nonperforming assets totaled $43.4 million, or 7.04% of total assets, up from $14.8 million, or 2.34% of total assets, as of September 30, 2010.
The provision for loan losses increased $2.1 million, to $8.2 million, compared to the third quarter of 2010. The increase in the provision for loan losses directly resulted from the effects of extended economic weakness on the loan portfolio, which included an increase in both net charge-offs and nonperforming loans. Net charge-offs increased to $9.0 million, or 8.97% of average loans on an annualized basis, compared to $2.0 million, or 1.98% of average loans (annualized) in the prior quarter. The allowance for loan losses was $12.4 million, or 3.11% of total loans, a decrease of $800,000 from $13.2 million, or 3.31% of total loans, at September 30, 2010. The allowance represented 29.50% of nonperforming loans (including restructured loans) at December 31, 2010, down from 98.46% at September 30, 2010. The decrease in the allowance resulted primarily from net charge-offs on previously identified impaired loans with specific reserves.
Net Interest Income and Net Interest Margin
Compared to both the third quarter of 2010 and the fourth quarter of 2009, net interest income increased 7% to $3.9 million from $3.6 million, primarily due to an increased level of average earning assets. On a sequential basis, average earning assets rose 16% which more than offset a 22 basis point decrease in the net interest margin (tax equivalent), to 2.52%. The increase in average earning assets was due to a $73.6 million increase in taxable investment securities through utilization of net proceeds from the common stock offering. The decrease in the net interest margin primarily resulted from interest reversals on nonaccrual loans, which accounted for 21 basis points of net interest margin. Compared to the prior year period, average earning assets increased 36%, as taxable investment securities increased $96.9 million, which more than offset a 68 basis point decrease in the net interest margin (tax equivalent). The decrease in the net interest margin was due to the increase in investment securities which were lower yielding assets. Interest reversals on nonaccrual loans also impacted the net interest margin on a year-over-year basis, which accounted for eight basis points of the net interest margin decrease.

Non-Interest Income
Non-interest income increased $17,000 compared to the third quarter of 2010 and $29,000 compared to the fourth quarter of 2009. The growth in non-interest income compared to both prior periods was primarily related to a $14,000 gain on the disposition of assets.
Non-Interest Expense
Non-interest expense increased 19% compared to the third quarter of 2010, and 71% compared to the fourth quarter of 2009. The increase in expenses compared to both prior periods was primarily related to a $337,000 increase in salaries and employee benefits related to the management expansion and addition of new employees. Also included in non-interest expenses was $165,000 of due diligence-related expenses as well as $328,000 of non-cash stock option expense.
Balance Sheet and Capital
Total assets decreased $16.5 million, or 3%, compared to the third quarter of 2010, primarily due to a decrease in fed funds sold resulting from the release of $11.9 million of brokered CDs as well as a decrease in other time deposits. Compared to the fourth quarter of 2009, total assets grew $142.3 million, or 30%, resulting from increases in the investment portfolio and fed funds sold due to the completion of the Bank’s initial public offering during the third quarter of 2010.
Compared to the third quarter of 2010, total loans increased $2.2 million, or 1%, to $399.8 million, primarily due to modest growth in commercial real estate and commercial and industrial loans, partially offset by decreases in construction loans. Total loan balances increased $2.3 million, or 1%, compared to the fourth quarter of 2009, as growth in commercial real estate and commercial and industrial loans more than offset continued runoff in higher risk construction and development loans. Construction and development loans decreased 11% compared to the third quarter of 2010, and 24% compared to the fourth quarter of 2009.
Total deposits decreased $9.3 million, or 2%, compared to the third quarter of 2010. This decrease in deposits was primarily due to the release of $11.9 million of brokered CDs. Compared to the fourth quarter of 2009, total deposits increased $15.2 million, or 4%, resulting from a $12.2 million increase in demand deposits, a $19.6 million increase in money market deposits, and a $14.8 million increase in core CDs, partially offset by the release of $29.2 million in brokered CDs. Core deposits as a percentage of total deposits were 74%, compared to 72% in the third quarter of 2010 and 66% in the fourth quarter of 2009.
Stockholders’ equity decreased $6.7 million to $177.1 million compared to $183.8 million at September 30, 2010, primarily resulting from the fourth quarter 2010 net loss of $4.5 million. Stockholders’ equity increased $131.0 million compared to the fourth quarter of 2009 as a result of the August 2010 common stock offering. Tangible common equity as a percentage of tangible assets was 28.75%, a slight decrease from 29.06% at September 30, 2010, and an increase compared to 9.73% at December 31, 2009.
Conference Call
A conference call will be held at 8:30 a.m., ET this morning (1/19/11). The conference call can be accessed by dialing (877) 317 6789 and requesting the Park Sterling Bank earnings call. Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call. A replay of the conference call can be accessed one hour after the call through February 9, 2011, by dialing (877) 344 7529, conference number 447401.
About Park Sterling Corporation
Park Sterling Corporation is the holding company for Park Sterling Bank, headquartered in Charlotte, North Carolina. The Bank’s primary focus is to provide banking services to small and mid-sized businesses, owner-occupied and income producing real estate owners, professionals and consumers doing business or residing within its target markets. Park Sterling Bank is committed to building a banking franchise across the Carolinas and Virginia that is noted for sound risk management, superior client service and exceptional client relationships. For more information, visit www.parksterlingbank.com. Park Sterling’s shares are traded on NASDAQ under the symbol PSTB.
Non-GAAP Measures
Tangible assets, tangible common equity, tangible book value and related ratios, as used throughout this release, are non-GAAP financial measures. For additional information, see “Reconciliation of Non-GAAP Measures” in the accompanying tables.
Cautionary Statement Regarding Forward Looking Statements
This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. The forward-looking statements made represent Park Sterling’s current expectations, plans or forecasts of its future results and condition, including expectations regarding its new business strategy of engaging in bank mergers and organic growth and anticipated asset size, refinement of the loan loss allowance methodology, recruiting of key leadership positions, decreases in construction and development loans and other changes in loan mix, changes in deposit mix, capital and liquidity levels, emerging regulatory expectations and measures, net interest income, credit trends and conditions, including loan losses, allowance, charge-offs, delinquency trends and nonperforming asset levels, and other similar matters. These statements are not guarantees of future results or performance and involve certain risks and uncertainties that are based on our beliefs and assumptions and on the information available to us at the time that these disclosures were prepared. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.
You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed in any of Park Sterling’s filings with the SEC or FDIC; Park Sterling’s inability to identify and successfully negotiate and complete combinations with potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combination; the effects of negative economic conditions, including stress in the commercial real estate markets or delay or failure of recovery in the residential real estate markets; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying the establishment of our allowance; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting and the impact on Park Sterling’s financial statements; Park Sterling’s ability to attract new employees; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.
Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.
###

For additional information contact:
David Gaines
Chief Financial Officer
(704) 716-2134
dgaines@parksterlingbank.com
Investor Relations:
Megan Malanga
Nvestcom
(954) 781-4393
megan.malanga@nvestcom.com
Media:
Charlotte Laurent-Ottomane
Nvestcom
(561) 395-4581
charlotte.ottomane@nvestcom.com

PARK STERLING BANK
CONDENSED INCOME STATEMENT
THREE MONTH RESULTS
($ in thousands, except per share amounts)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009 *
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$4,984	$4,963	$5,170	$5,143	$5,148
Federal funds sold	46	42	10	9	15
Taxable investment securities	587	370	286	324	319
Tax-exempt investment securities	160	161	161	160	159
Interest on deposits at banks	16	23	12	15	9

Total interest income	5,793	5,559	5,639	5,651	5,650

Interest expense
Money market, NOW and savings deposits	132	104	89	83	89
Time deposits	1,435	1,490	1,459	1,485	1,594
Short-term borrowings	1	1	3	4	6
Long-term borrowings	140	144	141	138	143
Subordinated debt	188	190	190	190	189

Total interest expense	1,896	1,929	1,882	1,900	2,021

Net interest income	3,897	3,630	3,757	3,751	3,629
Provision for loan losses	8,237	6,143	1,094	1,531	1,418

Net interest income (loss) after provision	(4,340)	(2,513)	2,663	2,220	2,211
Total noninterest income	43	26	23	38	14
Noninterest expenses
Salaries and employee benefits	2,114	1,777	1,299	1,252	1,165
Occupancy and equipment	250	236	224	206	194
Advertising and promotion	50	84	96	57	62
Legal and professional fees	208	78	80	79	52
Deposit charges and FDIC insurance	185	184	183	176	375
Data processing and outside service fees	109	109	100	93	96
Directors fees	182	164	46	—	—
OREO expense and loss on sales	16	120	239	36	4
Other noninterest expense	434	238	210	143	130

Total noninterest expenses	3,548	2,990	2,477	2,042	2,078

Income (loss) before income taxes	(7,845)	(5,477)	209	216	147
Income tax expense (benefit)	(3,324)	(1,809)	36	59	29

Net income (loss)	$(4,521)	$(3,668)	$173	$157	$118

Earnings (loss) per share, fully diluted	$(0.16)	$(0.23)	$0.03	$0.03	$0.02
Weighted average diluted shares	28,051,098	15,998,924	4,951,098	4,951,098	4,951,098

*	Derived from audited financial statements.

PARK STERLING BANK
CONDENSED INCOME STATEMENT
TWELVE MONTH RESULTS
($ in thousands, expect per share amounts)

	December 31,	December 31,
	2010	2009 *
	(Unaudited)
Interest income
Loans, including fees	$20,260	$19,710
Federal funds sold	107	41
Taxable investment securities	1,567	1,365
Tax-exempt investment securities	642	533
Interest on deposits at banks	66	19

Total interest income	22,642	21,668

Interest expense
Money market, NOW and savings deposits	408	353
Time deposits	5,869	7,968
Short-term borrowings	9	25
Long-term borrowings	563	565
Subordinated debt	758	379

Total interest expense	7,607	9,290

Net interest income	15,035	12,378
Provision for loan losses	17,005	3,272

Net interest income (loss) after provision	(1,970)	9,106
Total noninterest income	130	(293)
Noninterest expenses
Salaries and employee benefits	6,442	4,723
Occupancy and equipment	916	820
Advertising and promotion	287	236
Legal and professional fees	445	212
Deposit charges and FDIC insurance	728	965
Data processing and outside service fees	411	395
Directors fees	392	—
OREO expense and loss on sales	411	161
Other noninterest expense	1,025	485

Total noninterest expenses	11,057	7,997

Income (loss) before income taxes	(12,897)	816
Income tax expense (benefit)	(5,038)	239

Net income (loss)	$(7,859)	$577

Earnings (loss) per share, fully diluted	$(0.58)	$0.12
Weighted average diluted shares	13,558,221	4,951,098

*	Derived from audited financial statements.

PARK STERLING BANK
CONDENSED BALANCE SHEETS
($ in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009 *
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$2,433	$11,591	$7,785	$9,872	$6,504
Interest earning balances at banks	5,040	5,859	2,290	2,790	2,758
Federal funds sold	57,905	96,560	30,860	14,090	13,975
Investment securities available-for-sale	140,590	115,357	40,289	43,190	42,567
Loans	399,829	397,658	399,376	394,499	397,564
Allowance for loan losses	(12,424)	(13,150)	(8,974)	(8,380)	(7,402)

Net loans	387,405	384,508	390,402	386,119	390,162

Other real estate owned	1,246	1,441	534	3,066	1,550
Other assets	21,489	17,314	16,201	15,923	16,339

Total assets	$616,108	$632,630	$488,361	$475,050	$473,855

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Demand noninterest-bearing	$36,333	$30,468	$27,316	$26,586	$24,085
Money market, NOW and savings	71,666	72,639	62,568	55,811	52,308
Time deposits	299,821	314,042	321,899	310,769	316,240

Total deposits	407,820	417,149	411,783	393,166	392,633

Short-term borrowings	874	1,100	1,762	7,146	6,989
Long-term borrowings	20,000	20,000	20,000	20,000	20,000
Subordinated debt	6,895	6,895	6,895	6,895	6,895
Accrued expenses and other liabilities	3,418	3,639	1,231	1,423	1,243

Total liabilities	439,007	448,783	441,671	428,630	427,760

Stockholders’ equity:
Common stock	130,438	130,438	23,023	23,023	23,023
Additional paid-in capital	57,102	56,778	23,687	23,600	23,496
Accumulated deficit	(9,501)	(4,981)	(1,313)	(1,485)	(1,642)
Accumulated other comprehensive income	(938)	1,612	1,293	1,284	1,218

Total stockholders’ equity	177,101	183,847	46,690	46,421	46,095

Total liabilities and stockholders’ equity	$616,108	$632,630	$488,361	$475,050	$473,855

Common shares issued and outstanding	28,051,098	28,051,098	4,951,098	4,951,098	4,951,098

*	Derived from audited financial statements.
PARK STERLING BANK
SUMMARY OF LOAN PORTFOLIO
($ in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009 *
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Secured by real estate:
One to four family residential	$44,889	$43,791	$45,126	$44,781	$42,782
Commercial real estate	145,548	133,134	132,482	131,108	126,609
Construction and development	96,896	109,138	115,075	117,855	127,811
Home equity line of credit	56,968	58,115	54,982	52,744	52,026

Total real estate loans	344,301	344,178	347,665	346,488	349,228

Commercial and industrial	48,401	47,166	45,461	41,693	41,914
Loans to individuals	7,246	6,412	6,350	6,410	6,535

Total other loans	55,647	53,578	51,811	48,103	48,449
Deferred fees, net	(119)	(98)	(100)	(92)	(113)

Total loans	$399,829	$397,658	$399,376	$394,499	$397,564

*	Derived from audited financial statements.

PARK STERLING BANK
ALLOWANCE FOR LOAN LOSSES
THREE MONTH RESULTS
($ in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009 *
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$13,150	$8,974	$8,380	$7,402	$7,041
Provision for loan losses	8,237	6,143	1,094	1,531	1,418
Loans charged-off	9,000	1,986	502	554	1,057
Recoveries of loans charged-off	37	19	2	1	—

End of period allowance	12,424	13,150	8,974	8,380	7,402

Net loans charged-off	$8,963	$1,967	$500	$553	$1,057
Annualized net charge-offs	8.97%	1.98%	0.50%	0.56%	1.06%
PARK STERLING BANK
ALLOWANCE FOR LOAN LOSSES
TWELVE MONTH RESULTS
($ in thousands)

	December 31,	December 31,
	2010	2009 *
	(Unaudited)
Beginning of period allowance	$7,402	$5,568
Provision for loan losses	17,005	3,272
Loans charged-off	12,042	1,438
Recoveries of loans charged-off	59	—

End of period allowance	12,424	7,402

Net loans charged-off	$11,983	$1,438

*	Derived from audited financial statements.

PARK STERLING BANK
SELECTED RATIOS
($ in thousands, except per share amounts)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009 *
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
ASSET QUALITY
Nonperforming loans **	$42,109	$13,356	$8,805	$4,495	$3,888
Nonperforming assets (including OREO)	43,355	14,798	9,339	7,561	5,438
Past due 30-59 days	—	6,599	343	5,643	594
Past due 60-89 days	—	660	1,778	1,188	3,358
Past due 90 days plus (and still accruing)	—	—	—	553	—

Nonperforming loans to total loans	10.53%	3.36%	2.20%	1.14%	0.98%
Nonperforming assets to total assets	7.04%	2.34%	1.91%	1.59%	1.15%
Allowance to total loans	3.11%	3.31%	2.25%	2.12%	1.86%
Allowance to nonperforming loans	29.50%	98.46%	101.92%	186.43%	190.38%
Allowance to nonperforming assets	28.66%	88.86%	96.09%	110.83%	136.12%

CAPITAL
Book value per share	$6.31	$6.55	$9.43	$9.38	$9.31
Tangible book value per share	$6.31	$6.55	$9.43	$9.38	$9.31
Common shares outstanding	28,051,098	28,051,098	4,951,098	4,951,098	4,951,098

Tier 1 capital	$178,039	$182,234	$44,262	$45,137	$44,877
Tier 2 capital	12,296	12,280	12,167	12,167	12,184
Total risk based capital	190,339	194,514	56,429	57,304	57,061

Tier 1 ratio	41.85%	43.09%	10.59%	10.78%	10.66%
Total risk based capital ratio	44.74%	45.99%	13.50%	13.69%	13.55%
Tier 1 leverage ratio	32.04%	32.80%	9.26%	9.53%	9.40%
Tangible common equity to tangible assets	28.75%	29.06%	9.56%	9.77%	9.73%

LIQUIDITY
Net loans to total deposits	94.99%	92.18%	94.81%	98.21%	99.37%
Liquidity ratio	50.48%	54.99%	19.56%	17.34%	15.81%
Equity to Total Assets	28.75%	29.06%	9.56%	9.77%	9.73%

INCOME STATEMENT (THREE MONTH RESULTS)
Return on Average Assets	-2.81%	-2.64%	0.14%	0.13%	0.10%
Return on Average Equity	-9.75%	-12.80%	1.48%	1.36%	1.01%
Net interest margin (tax equivalent)	2.52%	2.74%	3.34%	3.41%	3.20%

INCOME STATEMENT (ANNUAL RESULTS)
Return on Average Assets	-1.46%	n/a	n/a	n/a	0.13%
Return on Average Equity	-8.00%	n/a	n/a	n/a	1.26%
Net interest margin (tax equivalent)	2.95%	n/a	n/a	n/a	2.84%

*	Derived from audited financial statements.

**	Nonperforming Includes accruing restructured loans.

Reconciliation of Non-GAAP Measures
Tangible assets, tangible common equity, tangible book value and related ratios, as used throughout this release, are non-GAAP financial measures. “Tangible assets” equals period end total assets less intangible assets. “Tangible common equity” equals period end common shareholders’ equity less intangible assets. “Tangible book value per share” equals period end tangible common equity divided by period end common shares issued and outstanding. See the table below for the non-GAAP measures and corresponding reconciliations to GAAP financial measures.
PARK STERLING BANK
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands)

	December	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009 *
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Tangible assets
Total assets	$616,108	$632,630	$488,361	$475,050	$473,855
Less: intangible assets	—	—	—	—	—

Tangible assets	$616,108	$632,630	$488,361	$475,050	$473,855

Tangible common equity
Total common equity	$177,101	$183,847	$46,690	$46,421	$46,095
Less: intangible assets	—	—	—	—	—

Tangible common equity	$177,101	$183,847	$46,690	$46,421	$46,095

Tangible book value per share
Tangible common equity	$177,101	$183,847	$46,690	$46,421	$46,095
Divided by: period end outstanding shares	28,051,098	28,051,098	4,951,098	4,951,098	4,951,098

Tangible common book value per share	$6.31	$6.55	$9.43	$9.38	$9.31

*	Derived from audited financial statements.